Exhibit 10.1

2012

Coventry Health Care, Inc.

Executive Management Incentive Plan

Section 1. Purpose

The purpose of this Plan is to advance the interests of the Company and its shareholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company. This Plan is governed by the terms and conditions of the Coventry Health Care, Inc. 2004 Incentive Plan (“2004 Incentive Plan”) and awards hereunder shall be “Performance Awards” to Covered Officers as defined in Sections 8 and 9 of the Incentive Plan.

Section 2. Definitions

(a)	“Base Salary” shall mean a Participant’s annualized base salary.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time and any proposed, temporary or final Treasury Regulations.

(c)	“Committee” shall mean the Compensation and Benefits Committee of the Board of Directors of the Company. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

(d)	“Company” shall mean Coventry Health Care, Inc. and any of its subsidiaries or affiliates, whether established now or in the future.

(e)	“Incentive Awards” shall have the meaning set forth in Section 4 herein.

(f)	“Participants” shall mean the Chief Executive Officer (CEO), and any other executive officer of the Company designated by the Committee, as provided for herein, to participate with respect to a Performance Period in the Plan.

(g)	“Performance Period” shall mean each consecutive twelve-month period commencing on January 1 of each year during the term of this plan and coinciding with the Company’s fiscal year.

(h)	“Performance Measurement” shall mean one or more pre-established, objective financial metrics as selected by the Committee and defined in Section 4 herein.

(i)	“Performance Threshold” shall mean a specified, pre-established level of achievement of one of the Company’s Performance Measurements.

(j)	“Plan” shall mean the Coventry Health Care Inc., Executive Management Incentive Plan.

(k)	“Target Award” shall mean a percentage of Base Salary, which may be greater or less than 100%, as determined by the Committee with respect to each Performance Period.

Section 3. Administration

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (i) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to Participants and their legal representatives and beneficiaries, and employees of the Company.

Section 4. Awards

(a) Determination of Target Award and Eligible Employees. At any time ending on or before the 90th calendar day during each Performance Period, the Committee shall designate all Participants and their Target Awards for such Performance Period, and establish one or more Performance Measurements. Following the close of each Performance Period and prior to payment to any Participant under the Plan, the Committee must confirm that the Performance Threshold(s) used for the basis of the payout, has been met.

(b) Incentive Awards. The Committee will grant Incentive Awards under the Plan (an “Incentive Award”). The Committee shall determine the proportion of Incentive Award that shall be paid in cash and/or Company stock. Award payments in shares of Company stock shall be valued at the closing sale price on the New York Stock Exchange on the day prior to the date of grant. Incentive Awards shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and shall be granted in accordance with the following:

Pre-Established Formula. In the event that the Company’s actual Performance Measurement for a Performance Period is equal to or exceeds the designated Performance Threshold for the Performance Period, then each Participant shall receive an Incentive Award for that Performance Period in an amount not to exceed 1% of operating earnings.

(c) Performance Measurement. The specific performance measurement for employees who are covered under the Plan shall be based upon achievement of one or more of the following financial objectives:

•	Earnings Per Share

•	Revenue

•	Operating Earnings

•	Membership Growth

•	SG&A

•	Earnings Growth

(d) Performance Measurement Weighting. Designated Participants will also have their award modified based on Business/Division results and achievement of individual performance goals.

Section 5. General Provisions

(a) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce by any amount the Incentive Award otherwise payable to any Participant under this Plan.

(b) Continued Employment. No Incentive Award shall be paid to a Participant who is not actively employed by the Company at the time the Incentive Award otherwise would be paid except in the case of retirement, death or permanent disability. If a Participant retires before the end of a Performance Period or after the end of a Performance Period but before an Incentive Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro rated portion of the Incentive Award that the Participant would have received. If a Participant dies or becomes permanently and totally disabled before the end of a Performance Period or after the end of a Performance Period but before an Incentive Award is paid, the Committee may, in its discretion, determine that the Participant (or, in the case of death, the Participant’s estate) shall be paid a pro rated portion of the Incentive Award that the Participant would have received. The Committee shall determine the Participant’s date of disability per Company policy and practice.

(c) Tax Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to Incentive Award payments. Any amounts so withheld shall be treated as paid to the Participant (or the Participant’s beneficiary or estate, if applicable) for all purposes of the Plan.

(d) No Rights to Awards. No employee shall have any claim to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment of Participants or their beneficiaries under the Plan.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f) Term. This plan shall expire on the date of the annual shareholders meeting that occurs in the fifth year following the date it is approved by the shareholders of the Company, unless re-approved by stockholders on or before such date.